Exhibit 10.9

DEVELOPMENT, SUPPLY & LICENSE AGREEMENT
THIS DEVELOPMENT, SUPPLY & LICENSE AGREEMENT (“Agreement”), dated as of the 13th day of December, 2011 (the “Effective Date”) is between AorTech International plc with its Affiliates’ principal place of business at 19725 South Diamond Lake Road, Rogers Minnesota 55374 (“AorTech”) on the one hand, and Establishment Labs, S.A., a Costa Rican corporation with its principal place of business at B15, Zona Franca Coyol, Alajuela, Costa Rica ( “EL”). AorTech and EL are referred together as the “Parties” or separately as a “Party.”
RECITALS
WHEREAS, AorTech has proprietary trade secrets, intellectual property, and know-how for the manufacture of silicone foam; and
WHEREAS, AorTech has certain patent and/or patent applications related to soft tissue implants, including breast implants; and
WHEREAS, EL is a manufacturer of breast implants and has proprietary trade secrets, intellectual property, and know-how for the manufacture of soft tissue implants, including breast implants; and
WHEREAS, EL desires to license from AorTech its know-how regarding silicone foam, and its patents regarding soft tissue implants, including breast implants;
WHEREAS, the Parties desire to cooperate to develop a low density silicone foam for soft tissue implants, and soft tissue implants utilizing the above foams; and
WHEREAS, AorTech manufactures Materials, as defined below, which may be suitable for use in manufacturing the foams and soft tissue implants developed pursuant to this Agreement; and
WHEREAS, EL desires to have the exclusive right to purchase the Materials for use in soft tissue implants, including breast implants; and
WHEREAS, AorTech is willing to grant an exclusive license to and under the Material in the Field to EL subject to the terms set forth herein;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this Agreement, the Parties agree as follows:
AGREEMENT
1.DEFINITIONS OF TERMS. As used in this Agreement the following terms shall have the following meanings:

1.1"Affiliate" of a person or entity means any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the ownership of more than fifty percent of the entity.
1.2“Confidential Information” shall mean any and all information, both technical and non-technical, relating to a Party's and its Affiliates’ respective businesses and affairs, finances, sales, products, customers, processes, strategies, techniques, trade secrets, research, development, inventions, testing procedures and marketing that has been or hereafter may be provided or shown to the one Party (the receiving Party) by the other party (the disclosing Party), irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries and other materials prepared by the receiving Party containing, or based or derived, in whole or in part, on or from, any information of the disclosing Party included in the foregoing. Confidential Information includes samples and other materials and the results of any testing or analysis thereof. Confidential Information also includes the Foam Technology, the Soft Tissue Patents and the LD Implant Technology, except to the extent that any portion thereof is or becomes public information through patent applications.
1.3“Effective Date” shall mean the date designated as such in the preamble to this Agreement.
1.4“Field” shall mean a use for human soft tissue implants, including but not limited to breast implants, and for no other use whatsoever.
1.5“Foam” shall mean silicone foam for soft tissue implants manufactured utilizing one or more of the Foam Technology, LD Implant Technology, the Soft Tissue Patents, and/or the Material.
1.6“Foam Technology” shall mean AorTech’s proprietary trade secrets, intellectual property, and know-how for the manufacture of silicone foam for use in soft tissue implants.
1.7“Implants” shall mean the breast implants and other soft tissue implants utilizing the Foam and the LD Implant.
1.8“LD Implant” shall mean low density silicone soft tissue implants manufactured utilizing the LD Implant Technology.
1.9LD Implant Technology” shall mean shall mean any invention, intellectual property, trade secret, know-how discovery, modification, adaptation, new use or improvement (whether patentable or not) invented, developed or made by a party during the Term of this Agreement, whether or not patented or patentable, regarding low density silicone soft tissue implants developed by the Parties pursuant to Section 6 of this Agreement. The LD Implant Technology does not include the Foam Technology.

1.10"Licensed Product(s)" shall mean all products, licenses, technology transfers, technology design or support services, or any revenue generating activity of EL in the Field that incorporate, rely on, or are made with the Foam, LD Implant, Foam Technology, the LD Implant Technology, the Soft Tissue Patents, or Materials.
1.11“Materials (or ‘Material’)” shall mean AorTech’s proprietary Elast-EonTM and ECSILTM materials covered by AorTech’s patents for such materials.
1.12“Net Sales” means the gross amounts of all revenue received by EL, its Affiliates, and any entity in which EL or its Affiliates have a direct or indirect ownership interest (i) from Licensed Products, including but not limited to all sales proceeds, lease proceeds, royalties, license fees, milestone payments, technology support fees, development fees and other income generated from soft tissue implants utilizing the Foam Technology, the LD Implant Technology, and/or the Material, and/or (ii) through manufacture, importation, use, or sale whose manufacture, importation, use, sale, but for the license granted to EL herein, would constitute an infringement of a subsisting claim of a Soft Tissue Patent or application (assuming the application becomes an issued patent); less the following deductions where applicable: (a) product and material returns; (b) normal and customary allowances actually given; (c) trade discounts actually given; and (e) transportation charges, duties and tariffs only if separately stated on an invoice; but before the deduction of sales and excise taxes, costs of insurance, and agents’ commissions.
1.13“Soft Tissue Patents” shall mean the patents and patent applications of AorTech identified on Exhibit D hereto together with all pending and issued reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions, and all foreign counterparts and applications for foreign counterparts of the foregoing. If a patent application for a Soft Tissue Patent is not issued, the intellectual property and inventions disclosed in the patent application shall become part of the Foam Technology licensed to EL pursuant to this Agreement unless such intellectual property infringes on other unexpired issued patents.
1.14“Term” shall mean the period commencing with the Effective Date and ending at the time prescribed by Section 11 hereof.
2.PAYMENTS AND ROYALTIES. In consideration of the provisions of this Agreement, EL shall make fixed payments and royalty payments to AorTech as set forth in Exhibit A.
3.LICENSE OF FOAM TECHNOLOGY.
3.1Grant of License for Foam Technology. AorTech hereby grants to EL for the Term of this Agreement, unless terminated as provided herein, an exclusive, worldwide, non-sublicensable, right and license to use, market, sell, have sold, and offer for sale Licensed Products using the Foam Technology, which license is limited solely to the Field during the Term. This license does include the right for EL to manufacture Foam. EL shall not permit anyone else to use the Foam Technology without prior written approval from AorTech. The Foam Technology is Confidential Information and is subject to the protections of Section 12 of this Agreement.

3.2Best Efforts. EL agrees to use its best efforts to (a) develop Licensed Products utilizing the Foam Technology and obtain regulatory approval for those products, (b) meet the milestones and dates set forth in the Foam Implant Schedule attached hereto as Exhibit B, and (c) to market and distribute the Licensed Products in a manner designed to maximize Net Sales.
3.3Delivery of Technology. Within 60 days after the date of this Agreement, AorTech shall deliver to EL written documentation for the Foam Technology. AorTech shall act as a consulting resource to EL regarding issues related to the formulation and manufacture of the Foam and obtaining regulatory approvals regarding the Foam. AorTech’s consulting shall include one visit to EL in to Costa Rica of up to five days regarding all consulting matters under this Agreement. If EL desires for further consulting visits, then EL shall pay all of AorTech’s expenses regarding such trips, including employee labor costs.
4.LICENSE OF SOFT TISSUE PATENTS.
4.1Grant of License for Soft Tissue Patents. AorTech hereby grants to EL for the Term of this Agreement, unless terminated as provided herein, an exclusive, worldwide, non-sublicensable, right and license to use, market, sell, have sold, and offer for sale Licensed Products using the Soft Tissue Patents, which license is limited solely to the Field during the Term. This license does include the right for EL to manufacture Foam and Implants based on the Soft Tissue Patents. EL shall not permit anyone else to use the Soft Tissue Patents without prior written approval from AorTech. Except to the extent made public during the patent application process, the Soft Tissue Patents are Confidential Information and is subject to the protections of Section 12 of this Agreement.
4.2Best Efforts. EL agrees to use its best efforts to (a) develop Licensed Products utilizing the Soft Tissue Patents and obtain regulatory approval for those products, (b) meet the milestones and dates set forth in the Foam Implant Schedule attached hereto as Exhibit B, and (c) to market and distribute the Licensed Products in a manner designed to maximize Net Sales.
4.3Delivery of Technology. Within 60 days after the date of this Agreement, AorTech shall deliver to EL written documentation for the Soft Tissue Patents. AorTech shall act as a consulting resource to EL regarding issues related to the Soft Tissue Patents and obtaining regulatory approvals regarding the Soft Tissue Patents, subject to the limits set forth in Section 3.3.
5.SALE OF MATERIAL.
5.1EL Right to Purchase Material. EL shall be entitled, but is not required, to purchase Material from AorTech on the terms and conditions of this Agreement for use by EL solely in the Field.
5.2License Grant for Material. AorTech hereby grants to EL for the Term of this Agreement, unless terminated as provided herein, an exclusive, worldwide, non-sublicensable, right and license to use, market, sell, have sold, and offer for sale Licensed Products incorporating Material, which license is limited solely to the Field during the Term.

This license does not include the right for EL to manufacture Material. EL shall not permit anyone else to use the Material without prior written approval from AorTech.
5.3Limited License And Conditional Sales. The grant of the license to EL pursuant to this Agreement and all sales of the Material to EL are expressly conditioned on the following restrictions:
(a)    EL shall not sell or transfer any Material to any person or entity exceptMaterial which is incorporated into a Licensed Product for use in the Field.
(b)    EL shall only use the Material for the development and manufacture of Licensed Products for use in the Field.
(c)    EL covenants that it will not violate the conditions imposed on the sale of Material by this Paragraph 5.3.
5.4Price of Material, Taxes. Pricing for Material sold to EL shall be as set forth in paragraph 4 of Exhibit A. All prices are exclusive of freight, exclusive of foreign and domestic federal, state and local excise, sales, use and similar taxes, and exclusive of import and export fees and duties. Such taxes, when applicable, will be billed as separate, additional items on AorTech invoices, unless EL provides AorTech with a properly executed tax exemption certificate.
5.5Materials Orders and Shipments. During the term of this Agreement, AorTech agrees to use its commercially reasonable efforts to make and sell Materials to EL, according to EL’s requirements for Materials. EL shall notify AorTech upon submission for PMA, CE Mark, or any other regional regulatory approval for any Licensed Product utilizing the Material. Upon PMA, CE Mark, or other regulatory approval of any Licensed Product utilizing the Material, EL shall provide AorTech with quarterly 12 month rolling forecasts, which forecasts shall be reasonably made by EL. Purchases shall be initiated by EL’s written or electronically dispatched purchase orders (“PO”) referencing this Agreement and stating the quantity, the product, applicable price, shipping instructions and requested delivery dates. Requested Delivery dates shall be 2 months or greater from the date of the PO. AorTech shall confirm the quantity, product, price and delivery date of each PO within 5 business days of receipt of PO. All purchase orders placed by EL for Materials shall be governed by the terms and conditions of this Agreement. Any of EL's terms and conditions, other than those addressing the matters stated in the preceding sentence, however or whenever communicated, shall be of no effect, and are deemed rejected and objected to unless AorTech expressly accepts the additional terms. Acceptance of the PO shall not constitute acceptance of such terms. In the event of a conflict between the provisions of this Agreement and the terms and conditions of EL’s PO, the provisions of this Agreement shall prevail.
5.6Order Issuance and Acceptance. AorTech shall accept or reject each PO issued under this Agreement by giving written notice to EL within five business days of receipt of the PO by AorTech.
5.7Delivery Terms. All shipments shall be F.O.B. AorTech shipping dock EL’s PO shall specify the carrier or means of transportation or routing, and AorTech shall comply with

EL’s instructions. If EL fails to provide shipping instructions, AorTech will make the selection. AorTech may make deliveries in installments provided the full amount of the order is delivered by the agreed due date. Partial shipments will be billed as made, and payments therefore are subject to the terms of payment noted below.
5.8Title, Risk of Loss and Reserved Security Interest. Title and risk of loss or damage to the Materials shall pass to EL at the time AorTech delivers possession thereof to the carrier.
5.9Payment. AorTech shall send invoices electronically to EL at or after the time of shipment for all amounts due under this Agreement. Each invoice is due and payable, and shall be paid, at AorTech offices within thirty (30) days after date of invoice. If EL is delinquent in payment of any invoices, AorTech may refuse to ship, require cash in advance, letters of credit or other terms, without limiting its remedies. EL shall make payment without regard to prior inspection of the Materials, but EL’s right of inspection shall not be impaired thereby.
5.10U.S. Export Laws. AorTech’s obligations under this Agreement are subject to the export administration and control laws and regulations of the U.S. Government. EL shall comply fully with such laws and regulations in the export, resale or disposition of products. AorTech shall inform EL of any such law or regulation which imply an action or inaction of EL.
5.11Sales Through Affiliate. AorTech shall be entitled to perform its supply obligations through its Affiliates.
6.LD IMPLANT DEVELOPMENT PROGRAM. The Parties agree to use their reasonable efforts to develop low density silicone implant(s) substantially having the characteristics set forth in Exhibit C (the “LD Implant Development Program”), and (b) after LD Implant is developed, to develop and obtain regulatory approvals for an LD Implant and other Licensed Products, and thereafter to market and distribute such LD Implants.
6.1LD Implant Formulation. AorTech shall have primary responsibility for attempting to formulate and develop the manufacturing process for the LD Implant, and EL shall have primary responsibility for soft tissue implant devise issues and for evaluating and testing possible formulations for suitability of potential LD Implant formulations in Licensed Products. If the formulation and manufacturing process for LD Implant reasonably satisfactory to both Parties has not been developed by January 1, 2014, then either Party shall be entitled to give written notice to the other Party terminating the LD Implant Development Program.
6.2Development of Licensed Products Utilizing LD Implant. After the formulation and manufacturing process for LD Implant has been approved by both parties, then EL agrees to use its best efforts to (a) develop and obtain regulatory approval for Licensed Products utilizing the LD Implant Technology, and (b) to market and distribute the Licensed Products containing the LD Implant Technology in a manner designed to maximize Net Sales. AorTech shall act as a consulting resource to EL regarding issues related to the formulation and manufacture of the LD Implant and obtaining regulatory approvals regarding the LD Implant, subject to the limits set forth in Section 3.3.

6.3Ownership, Use and Licensing of LD Implant Technology. The Parties anticipate that during the LD Implant Development Program and during the term of this Agreement following the LD Implant Development Program, the Parties or a Party may develop LD Implant Technology.
(a)    EL shall be the sole owner of any LD Implant Technology for soft tissue implant devices, other than LD Implant Technology for silicone and polymer materials used therein. EL acknowledges that it is required to pay royalties to AorTech regarding soft tissue implant devises and other Licensed Products which contain LD Implant Technology, even if such LD Implant Technology is owned by EL pursuant to this Section 6.3(a) unless such LD Implant Technology owned by EL was developed solely by EL, and the soft tissue implant devices and other Licensed Products do not incorporate or rely on, and are not made with, other LD Implant Technology, Foam, Foam Technology, Soft Tissue Patents or Material.
(b)    AorTech shall be the sole owner of any LD Implant Technology that relates to silicone and polymer materials, which shall include but is not limited to foams utilizing silicone or polymer materials, even if solely developed by EL.
(c)    License Grants.
(i)    AorTech hereby grants to EL for the Term of this Agreement, unless terminated as provided herein, an exclusive, worldwide, non-sublicensable, right and license to use, market, sell, have sold and offer for sale Licensed Products using the LD Implant Technology solely owned by AorTech, which license is limited solely to the Field during the Term. This license does include the right for EL to manufacture LD Implant. EL shall not permit anyone else to use the LD Implant Technology without prior written approval from AorTech. The LD Implant Technology is Confidential Information and is subject to the protections of Section 12 of this Agreement.
(ii)    EL grants to AorTech a license for the LD Implant Technology solely owned by EL, which license shall be limited to use by AorTech in performing its obligations related to this Agreement.
(d)    If during the term of this Agreement, either Party (or its Affiliates) develops LD Implant Technology, then it shall forthwith notify the other in writing of the LD Implant Technology, describing the nature of such LD Implant Technology in reasonable detail. The Party owning the LD Implant Technology pursuant to Section 6.3(a) shall have the sole right to determine whether or not to seek a patent for the LD Implant Technology. Notwithstanding the foregoing, neither Party will be obligated to disclose LD Implant Technology to the other Party that (a) does not relate to the Licensed Products or the Field or (b) are the subject of early research and development efforts and thus not yet suitable for implementation in Licensed Products to be manufactured and supplied hereunder.
(e)    Assignments of Inventions. Each Party shall have agreements with each of its employees and agents who will be participating in the LD Implant Development Program assigning all of the employee’s or agent’s rights in the LD Implant Technology to the

Party, and requiring cooperation, including execution of assignments and patent applications if requested. Each Party agrees to assign all its rights in LD Implant Technology owned by the other Party pursuant to Section 6.3 to that Party.
6.4Future Co-Development Program for High-Performance Low Cost Shell. The parties acknowledge that they anticipate adding a co-development program for a high‑performance, low cost breast implant shell in the future on terms which are mutually acceptable to the Parties. Neither Party shall have any obligations to the other party regarding that anticipated program until the Parties enter into a written agreement for such a co-development program.
7.TERMINATION OF EXCLUSIVITY RIGHT. Notwithstanding any other provision of this Agreement, EL’s exclusivity right in the Field regarding the Foam, Foam Technology, Soft Tissue Patents, LD Implant, LD Implant Technology and Material shall terminate, and AorTech shall be entitled to use, sell or license the Foam, Foam Technology, Soft Tissue Patents, LD Implant, LD Implant Technology and Material in the Field upon the first to occur of the events listed in 7.1 and 7.2 below. Following the termination of such exclusivity, the rights of EL in the Foam, Foam Technology, Soft Tissue Patents, LD Implant, LD Implant Technology and Material pursuant to this Agreement shall be non-exclusive thereafter until termination of this Agreement.
7.1Termination for EL’s Failure to Use Best Efforts. EL’s exclusive rights shall terminate as provided in Section 7 above if EL fails to fulfill its obligations to use best efforts, determined in accordance with industry standard practices, as required pursuant to any of Sections 3.2, 4.2, or 6.2.
7.2Termination for Failure to Pay Minimum Revenue Amounts. EL’s exclusivity right shall terminate as provided in Section 7 above if, after obtaining the CE Mark for the first to be obtained of the Foam Implant and LD Implant, EL fails to pay to AorTech total fixed payments, royalty payments, and Material purchases pursuant to Exhibit A, which all add up together to the amounts set forth below for the yearly periods beginning on the date the CE Mark is obtained:
1st Year - $250,000
2nd Year - $300,000
3rd Year - $350,000
4th Year - $400,000
5th Year and beyond - $500,000
8.EL OBLIGATIONS AND RESTRICTIONS.
8.1Liability Insurance and Marks. EL and its Affiliates shall:
(a)    Maintain a policy of product liability insurance in a commercially reasonable amount, determined on a market by market basis, for each market in which EL sells Licensed Products.

(b)    Mark all Licensed Products, or the packaging and/or manuals for such Licensed Products where it is impracticable to mark such Licensed Products directly, with the relevant patent numbers of the Soft Tissue Patents.
8.2Design and Approvals. EL acknowledges that it is solely responsible for:
(a)    The design and manufacture of any Licensed Products which utilize the Foam, the Foam Technology, LD Implants, the LD Implant Technology, Soft Tissue Patents, or Materials and which are manufactured, developed, tested or sold by EL or its Affiliates.
(b)    The conduct of all tests, including biocompatibility, biostability and endurance to a standard required by the relevant regulatory authorities, for any Licensed Products which utilize the Foam, LD Implant technology, Soft Tissue Patents, or Materials and which are manufactured, developed, tested or sold by EL or its Affiliates.
(c)    The obtaining of all regulatory approvals for any Licensed Products which utilize the Foam, LD Implant Technology, Soft Tissue Patents, or Materials and which are manufactured, developed, tested or sold by EL or its Affiliates.
8.3No Sublicenses. EL shall have no sub-license rights under this Agreement, including but not limited to no right to sublicense the Foam Technology, Soft Tissue Patents, LD Implant Technology owned by AorTech, or the Material.
8.4Experimental Nature of the Endeavor. It is specifically stated and understood by both Parties to this agreement that neither party is under an obligation to guarantee successful development of the Licensed Products or LD Technology. EL is engaged solely to attempt, to the best of the EL´s ability, to determine the most satisfactory methods, and if possible to design prototypes and methods for the manufacture of the Licensed Products. In any experimental endeavor, the possibility exists that a satisfactory answer may not be found, and that the value of efforts to determine this outcome is in preventing future loss in pursuit of an impractical goal. It is further stated and understood by both parties that EL is under obligation only to use reasonable diligence and its best efforts in applying professional experience and knowledge to the development of the Licensed Products, production methods and tooling, but cannot guarantee such results, nor warrant that satisfactory results are possible. Similarly, AorTech does not guarantee any particular results from AorTech’s consulting obligations or from AorTech’s efforts to formulate and develop the manufacturing process for the LD Implant. Certainty can only occur after development has been completed.
9.WARRANTIES, INSURANCE AND INDEMNIFICATION.
9.1Warranty. AorTech warrants that all Materials sold to EL will be in compliance with AorTech’s standard specifications for the Materials as employed in the validation and registration of the Licensed Products. No changes to such specifications will be made by AorTech without EL’s approval. The warranties contained herein extend only to EL, and EL shall affirmatively disclaim all liability of AorTech to any end-users of Licensed Products, which disclaimer shall be reasonably satisfactory to AorTech. The SOLE AND EXCLUSIVE REMEDY for any breach of warranty or any certificate of analysis with respect to any Material shall be REPLACEMENT of the Material. The warranty contained herein shall not be deemed to have failed of its essential purpose so long as AorTech is making good faith efforts to correct defects under the terms of the warranty, or has made the replacements provided for.
EXCEPT FOR ANY EXPRESS WARRANTIES MADE IN THIS AGREEMENT NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND INFRINGEMENT, ARE MADE BY AORTECH UNDER THIS AGREEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE PARTIES ACKNOWLEDGE THAT EL PROVIDED OR DETERMINED THE SPECIFICATIONS FOR THE COMPOSTION OF THE MATERIAL AND THE PERFORMANCE AND OTHER SPECIFICATIONS THEREFOR, AND THAT AorTech HAS NO RESPONSIBILITY FOR EL’S DETERMINATION TO USE THE MATERIALS IN THE LICENSED PRODUCTS.
AorTech warrants that it has complied, is complying with, and will comply with all applicable laws, rules, orders, ordinances, decrees, and regulations (collectively, the “Laws”) relating to the manufacture and packaging of the Materials pursuant to this Agreement. EL warrants that it has complied, is complying, and will comply with all the Laws relating to labeling, distribution, and sale of Licensed Products. AorTech warrants that to its actual knowledge its ability to manufacture the Material is not now the subject of any investigation, complaint, order, injunction, or decree of any court, governmental department, commission, board, bureau, or other instrumentality. AorTech certifies that the Material will be produced in compliance with all applicable labor and employment law requirements.
9.2Inspection; Rejection and Acceptance. A certificate of analysis will accompany each shipment of Material. If EL believes any Material fails to conform to specifications set forth in the certificate or any warranty in this Agreement, EL shall notify AorTech of said failure as soon as practicable, and in any case within thirty (30) days of delivery at EL´s facilities. If EL fails to give notice within such period, the Materials shall be conclusively presumed to conform to all requirements. If any such failure is confirmed by AorTech, replacement Materials will be shipped free of charge. EL shall request a Return Materials Authorization (“RMA”) from AorTech before returning Materials for any reason. EL shall be responsible for packing, return shipment, inspection and labor costs in connection with the return of Materials, except when returned due to failure to conform to specifications. EL shall bear no costs for the return of rejected Materials not conforming to specifications. AorTech shall not be responsible for return of any Materials without authorization. All rejected Materials shall be returned to AorTech unless AorTech agrees in writing to another disposition, and EL must return Materials with original paperwork. The RMA numbers must be prominently displayed on the outside packing. Returned items should be packaged to prevent damage in transit in original containers. EL shall give AorTech a detailed statement of alleged deficiencies and shall otherwise comply with AorTech instructions contained in the RMA. AorTech shall have no liability for Products returned or otherwise disposed of by EL, where AorTech is unable to verify the alleged deficiency. Such returned Materials will be returned to EL at EL's expense, and EL shall pay AorTech costs of testing and evaluation.
9.3Licensee’s Right to Quality Audit. Upon reasonable notice, EL may conduct on‑site quality audits of AorTech’s facilities involved in the manufacture of Licensed Materials and the accuracy and repeatability of AorTech’s certificates of analysis for Materials. Such audits shall be performed within AorTech’s regular working hours, and shall not exceed one (1) audit for each calendar year excluding follow-up efforts. Access to information by EL shall be limited to information that does not contain AorTech’s proprietary trade secrets, intellectual property, and know-how that is not licensed to EL under this Agreement. Without limitation, EL shall not have access to AorTech’s proprietary trade secrets, intellectual property, and know-how regarding the Material.
9.4Limitation of Liability. Neither Party will be liable for a delay in performance of or failure to perform an obligation under this Agreement (except an obligation to make payment promptly when due), if and to the extent such delay or failure is attributable to any cause beyond the reasonable control of such Party (the “affected party”). Such causes may include, but are not limited to, strikes, lock-outs or other industrial disturbances; acts of terrorists or other public enemies; orders of any civil or military authority; insurrection; civil disturbances, sabotage; epidemics; seismic or meteorological events and their consequences; fires or explosions; partial or entire failure of utilities; fuel shortage; unavailability of supplies; or any other cause or event not reasonably within the control of the affected Party (“Force Majeure”). NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INJURY OR DAMAGES TO BUSINESS, EARNINGS, PROFITS OR GOODWILL CAUSED DIRECTLY OR INDIRECTLY BY THE MATERIALS DELIVERED UNDER THIS AGREEMENT OR BY REASON OF ANY BREACH OF ANY WARRANTY OR OTHER PROVISION OF THIS AGREEMENT OR UNDER ANY OTHER THEORY OF LIABILITY, INCLUDING NEGLIGENCE OR STRICT LIABILITY; PROVIDED, HOWEVER, THIS LIMITATION SHALL NOT WAIVE ANY CLAIM ARISING FROM A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, AND DOES NOT APPLY TO ANY LIABILITY OF A PARTY IN RESPECT TO THE INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN. NO PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, MULTIPLE OR OTHER DAMAGES OR PENALTIES, EVEN IF THE PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF THE SAME.
9.5Indemnification. EL shall indemnify, defend and hold harmless AorTech and its Affiliates, and each of their shareholders, officers, directors, employees, agents, representatives, and predecessors from and against all losses, liabilities, claims, causes of action, and expenses (including attorneys’ fees and litigation costs), resulting from bodily injury (including death), or property damage arising out of or related to, or asserted to arise from (i) any Material which is the subject of this Agreement, or the use thereof, unless AorTech is determined by a court of competent jurisdiction to be the sole and exclusive cause of any loss, damage or injury to complaining third party, subject to the other terms of this Agreement, or (ii) any Licensed Product, or use thereof, including but not limited to claims in connection with or as a consequence of the design, manufacture, development, testing, distribution, sale or use of any Licensed Product.

10.PATENTS AND INFRINGEMENT
10.1Patents. Each Party may, but shall have no obligation to, prosecute applications and maintain patents covering LD Implant Technology owned by it pursuant to this Agreement. AorTech may, but shall have no obligation to, prosecute applications and maintain patents covering Materials. For Soft Tissue Patents which have not been issued, AorTech agrees to use reasonable efforts to pursue issuance of those patents, but does not warrant or represent that issuance will occur. If a Party elects to prosecute applications and maintain patents, that Party shall be responsible for any of its expenses, including attorney's fees, that it incurs in order to obtain or maintain the patent(s).
10.2Notice of Infringement. The Parties shall promptly inform each other of any suspected infringement of any claims in any Soft Tissue Patents or misuse, misappropriation, theft or breach of confidence of other proprietary rights in the any Materials by a third party.
10.3Warranty. AorTech warrants that, to the best of its knowledge, the Materials, the Foam Technology, components thereof and their materials and manufacturing processes, as the same may exist as of the Effective Date, do not infringe any third party patents or other intellectual property rights, and each Party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement.
10.4Remedy. In the event of a breach of the warranty given by AorTech in Section 10.3, AorTech shall take any one or more of the following actions, simultaneously or sequentially: (a) attempt to obtain for itself and the benefit of EL a license to manufacture, import, distribute, market, offer for sale and sell the allegedly infringing product, (b) permit EL to attempt to obtain for itself a license to manufacture and sell the allegedly infringing product with all additional costs incurred as a consequence of said license to be set-off against any payments EL may owe to AorTech.
10.5Invalidity. AorTech warrants to EL that: (a) it has not received a third party claim of invalidity or unenforceability of any of the Soft Tissue Patents; and (b) it is unaware of any third party allegations of misappropriation of third party trade secrets by AorTech.
10.6Suit. If any third party files a lawsuit alleging invalidity or unenforceability of the Soft Tissue Patents, or alleging that EL’s practice of the license granted pursuant to this Agreement infringes on the rights of the third party, then each Party agrees that it will not object to the other Party intervening in such lawsuit. Each party also agrees to reasonably cooperate with the other Party with respect to efforts to defend the Soft Tissue Patents and rights with respect thereto, so long as the requesting Party pays the cooperating Party’s reasonable costs and expenses of cooperation.
11.TERM AND TERMINATION.
11.1Term. The Term of this Agreement shall commence on the Effective Date, and end on the earliest of the following events:
(a)    any termination of this Agreement pursuant to its terms; or

(b)    any termination pursuant to Sections 11.2, 11.3, or 11.4 below.
11.2Elective Termination. AorTech may terminate this Agreement if any of the following occur:
(a)    EL fails to make the Royalty payments and other payments required by Section 2 and Exhibit A.
(b)    The CE Mark for one of the Foam Implant or the LD Implant is not obtained by January 1, 2015, and the fixed payment associated therewith paid within 30 days thereafter.
(c)    PMA approval for one of the Foam Implant or the LD Implant is not obtained by January 1, 2016, and the fixed payment associated therewith paid within 30 days thereafter.
11.3Elective Termination by EL. EL may terminate this Agreement if, after fulfilling its best efforts obligations under Sections 3.2, 4.2 and 6.2:
(a)    the CE Mark for one of the Foam Implant or the LD Implant is not obtained by January 1, 2015.
(b)    PMA approval for one of the Foam Implant or the LD Implant is not obtained by January 1, 2016.
11.4Termination by Consent or for Breach. This Agreement may be terminated at any time by the mutual written agreement of the Parties. In addition, either Party may terminate the Agreement, after providing written notice and sixty (60) days’ opportunity to cure, if the other Party breaches a material provision of this Agreement, except as provided in Section 7. AorTech and EL shall have the right, at their option, to cancel and terminate this Agreement in the event that the other party shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for EL and EL shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In addition, AorTech shall have a right to terminate this Agreement if EL ceases to purchase all its requirements of products meeting the description and specifications of the Materials from AorTech or an Affiliate of AorTech while AorTech has the capacity to meet such requirements. The failure of any party to exercise any right of termination or other right shall not be deemed to be a waiver of any right such party might have to exercise or enforce that right, upon any subsequent breach.
11.5Effect of Termination. Any termination of this Agreement shall automatically terminate all licenses granted hereunder unless otherwise set forth herein. EL shall remain obligated for all royalties for Net Sales for periods prior to such termination, and for all other payments due prior to termination. Termination of this Agreement shall not, however, terminate the rights and obligations of the Parties under Sections 3, 9, 10 12, and 13 hereof. Any Licensed Products manufactured prior to the termination shall be considered licensed products and can be freely marketed by the parties, and royalties shall be paid according to the terms of this Agreement.
12.CONFIDENTIAL INFORMATION.
12.1Protection of Information. In the performance of this Agreement AorTech and EL may exchange certain Confidential Information. The Parties shall use such information of the manner provided in Section 6 above. A Party shall disclose the Confidential Information of the other only to exercise its rights and to perform its obligations for the purposes of this Agreement. Additionally, each Party may use LD Implant Technology which is Confidential Information in the manner provided in Section 6 above. A Party shall disclose the Confidential Information of the other only to those of its employees, directors, agents or associates who have a reasonable need for such Confidential Information in connection with the permitted use of such Confidential Information. The receiving Party of Confidential Information shall inform its employees, directors, agents or associates who receive such Confidential Information of the terms of this Agreement, shall have written confidentiality and non-disclosure agreements signed by each person who has access to the Confidential Information, and shall take all necessary and appropriate actions to preserve the confidentiality of such Confidential Information, including, without limitation, placing suitable confidentiality legends on all Confidential Information so disclosed and using the same degree of care receiving Party exercises to protect its own proprietary or confidential information (but which in any event shall be not less than a reasonable standard of care). Each Party shall maintain a “Confidentiality Program” designed to protect the Confidential Information, which program shall include the protections set forth above. In addition to its duties set forth above, each Party agrees to incorporate into its Confidentiality Program such procedures and protections as are reasonably requested by the other Party. All documents, discs and other materials containing Confidential Information shall remain the sole property of the disclosing Party. The receiving Party shall promptly return all such materials on requests, but such return shall not affect the continuing obligations of the receiving Party hereunder.
12.2Inspection and Audit Rights. Each Party shall have the right to inspect and audit the other Party’s Confidentiality Program and the other Party’s compliance with its obligations to protect the Confidential Information upon five day’s written notice to the other Party. If the inspection and audit discloses material breaches of a Party’s obligations under this Agreement, then in addition to other remedies available under this Agreement, the breaching Party shall pay the costs of the inspection and audit, and the costs of follow-up inspections and audits to confirm that the breaches under this Agreement have been cured.
12.3Permitted Use. Nothing contained in this Agreement shall in any way restrict either Party’s right to use, disclose or otherwise deal with any Confidential Information which: (a) at the time of disclosure is generally available to the public, or thereafter becomes generally available to the public through no act of the receiving Party or its Affiliates in violation of this Agreement; (b) was in the possession of the receiving Party prior to the time of disclosure and such possession is documented by written evidence in existence at the time of such disclosure and was not acquired, directly or indirectly, from the disclosing Party; (c) is independently made available as a matter of right to the receiving Party by a third party lawfully entitled to possess such Confidential Information, provided such third party did not violate any legal obligation to the disclosing Party or any other person or acquire such Confidential Information directly or indirectly from the disclosing Party; or (d) the receiving Party is required to disclose under applicable laws or regulations or a court or other governmental order, provided that (i) except where impracticable, the receiving Party provides the disclosing Party with reasonable advance notice of such disclosure requirement and affords the disclosing Party opportunity to oppose or limit, secure confidential treatment for, such required disclosure, and (ii) the recipient discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose.
12.4News Releases. Each party shall consult with the other party before any news release or press conference concerning this Agreement or the license referred to in this Agreement, shall reasonably consider any requests by the other party that such news release or press conference be limited, and shall not include the name of the other Party without the other Party’s written consent except as allowed below. Any such news release or press conference may contain any information as may be required by any law, the London Stock Exchange, the Panel on Takeovers and Mergers, any applicable regulatory authority, or existing contractual arrangements to which the Licensor or the Licensee is subject.
13.GENERAL.
13.1Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Utah without regard to conflicts of law principles. The Parties also agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Jurisdiction and venue for any dispute shall be solely in the state and federal courts located in Salt Lake County, Utah unless AorTech elects to file an action in another court having jurisdiction over EL. EL hereby agrees that it is subject to the jurisdiction and venue of the state and federal courts located in Salt Lake County, Utah.
13.2Complete Agreement; Modification. This Agreement, including its Exhibits, which are hereby incorporated by this reference, is intended as the complete, final and exclusive statement of the terms of the agreement between the Parties with regard to the subject matter hereof, and supersedes any and all agreements between them relating to the subject matter hereof. No modification, change, or amendment to this Agreement shall be effective unless in writing signed by both Parties, and no waiver of any rights in respect hereto shall be effective unless in writing signed by the Party to be charged.
13.3Notices. Any notice or report required or permitted by this Agreement shall be deemed given if delivered personally or if sent by either Party to the other by internationally recognized courier, for overnight delivery. If by personal delivery or by courier, delivery shall be effective on receipt. Notices shall be transmitted as follows:
If to AorTech:
AorTech International plc
Attention: Frank Maguire, President
P.O. Box 526215

Salt Lake City, UT 84152
Telephone: 801-201-4336
With a Copy to:
AorTech
Attention: Ajay Padsalgikar
19725 South Diamond Lake Road
Rogers, Minnesota 55374
If to EL:
Establishment Labs S.A.
B15, Zona Franca Coyol
Alajuela, Costa Rica
Attn: Juan José Chacón
Phone: +506 2434 2400
E-Mail: jchacon@establishmentlabs.com
13.4Assignment and Successors. Neither Party shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other Party, except as expressly permitted hereby. Either Party shall be entitled to assign its interest in this Agreement and to delegate its obligations under this Agreement, in whole but not in part, in connection with a merger or other business combination in which it is not the surviving entity or to a party which acquires substantially all of the business and assets of the transferring Party which are related to the line of business which is the subject of this Agreement and which assumes in writing the transferring Party’s obligations hereunder, provided that any successor to EL shall have the capability to generate Net Sales which is reasonably equivalent to EL’s capability. Such assignment or delegation shall not relieve the transferring Party of its obligations hereunder, and such Party shall remain secondarily liable therefore. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the above, AorTech shall be entitled to perform any or all of its obligations under this Agreement through its Affiliates.
13.5Severability. In the event any provision of this Agreement is found to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby.
13.6Compliance with Laws. The Parties shall at all times during the term of this Agreement and for so long as each shall sell Licensed Products or Material respectively, comply with all laws and regulations that apply to import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products, Material or any other activity undertaken pursuant to this Agreement.
13.7Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.
13.8Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the parties.
13.9U.S. Dollars. All references to amounts payable in this Agreement are to U.S. Dollars.
IN WITNESS WHEREOF, the Parties hereby execute this Agreement effective as of the Effective Date.

AorTech International plc

/s/ Frank Maguire
Frank Maguire, President

Establishment Labs, a Costa Rican corporation

/s/ Juan Jose Chacon
Juan Jose Chacon, CEO

EXHIBIT A
SCHEDULE OF PAYMENT
[Intentionally Omitted]

EXHIBIT B
FOAM IMPLANT SCHEDULE
(to be developed and attached)

EXHIBIT C
LD IMPLANT GOALS
[Intentionally Omitted]

EXHIBIT D
SOFT TISSUE PATENTS
Title: SOFT TISSUE IMPLANT

Country	Application Number	Official No.	Date Filed
Australia	2006349361	2006349361	10/10/2006
Brazil	PI0622149-1	PI0622149-1	10/10/2006
Canada	2665945	2665945	10/10/2006
European Patent Office	6790358.3	6790358.3	10/10/2006
Japan	2009-531692	2009-531692	10/10/2006
United States of America (abandoned)	12/444676	12/444676	10/10/2006
Title: GELS

Country	Application Number	Official No.	Date Filed
Australia	2005289374	2005289374	28/09/2005
Brazil	PI 0515934-2	PI 0515934-2	28/09/2005
China (granted)	200580032323.8	200580032323.8	28/09/2005
European Patent Office	5791328.7	5791328.7	28/09/2005
India	1026/KOLNP/2007	1026/KOLNP/2007	28/09/2005
Japan	2007-533824	2007-533824	28/09/2005
United States of America	11/663870	11/663870	28/09/2005

Title: GELS

Country	Application Number	Official No.	Date Filed
Australia	2007242052	2007242052	19/04/2007
Brazil	PI0711694-2	PI0711694-2	19/04/2007
European Patent Office	7718758.1	7718758.1	19/04/2007
Japan	2009-505683	2009-505683	19/04/2007
United States of America	12/226508	12/226508	19/04/2007
Title: IMPLANTABLE PROSTHESIS

Country	Application Number	Official No.	Date Filed
United States of America	Provisional Patent Application No. 61/513211